Exhibit 10.1

[PANACOS PHARMACEUTICALS LETTERHEAD]

September 21, 2007

Peyton Marshall

23 Beaver Pond Road

Lincoln, MA 01773

Dear Peyton:

The purpose of this letter agreement (the “Agreement”) is to confirm the terms regarding your separation of employment from Panacos Pharmaceuticals, Inc. (the “Company”). As more fully set forth below, the Company desires to provide you with severance pay and benefits in exchange for certain agreements by you.

1. Separation of Employment. You acknowledge that your employment with the Company terminated effective September 21, 2007 (the “Separation Date”) pursuant to your voluntary resignation, which includes a resignation from all positions and offices, including without limitation as Executive Vice President and Chief Financial Officer, with the Company. You acknowledge that from and after the Separation Date, you shall have no authority and shall not represent yourself as an employee or agent of the Company. This Agreement shall become effective (the “Effective Date”) on the 8th day following your acceptance of it as provided below.

2. Severance Pay, Benefits and Stock Options. In exchange for the mutual covenants set forth in this agreement, the Company agrees to provide you with the following:

(a) Payment of an amount equal to six (6) months of your gross annual base salary of $275,000, less all applicable federal, state, local and other employment-related deductions, such payments to be made in accordance with the Company’s usual payroll practices on the Company’s regularly scheduled paydays, with accrual of such payments, conditional upon this Agreement becoming effective, commencing immediately following the Separation Date and with payment beginning on the first such regular payday which is at least ten (10) days after your acceptance of this Agreement.

(b) A lump sum payment of $39,781, which is equal to 50% of your targeted Annual Cash Bonus pro-rated for the portion of 2007 during which you have been employed, less all applicable federal, state, local and other employment-related deductions. Such payment will be made on the first regularly scheduled payday which is at least ten (10) days after your acceptance of this Agreement. In addition, should the Company’s Board of Directors, in connection with its year-

end determination of bonuses, determine, in its sole discretion, that the Company’s performance against its corporate goals exceeded 50%, you shall be paid an amount, if any, equal to $79,562 multiplied by the amount by which such percentage exceeds 50% (e.g. a determination of 60% would result in $79,562 x 10% or $7,956). Such amount shall be paid at the time bonuses are paid to the Company’s then current executives.

(c) In the event that you choose to exercise your right under COBRA to continue your participation in the Company’s medical, dental and vision insurance plan (which you may do, to the extent permitted by COBRA, regardless of whether you accept this Agreement), the Company shall pay its normal share of the costs for such coverage (the “Severance Benefits”) for a period of six (6) months beginning on the Separation Date. Your co-pay, if any, shall be deducted from your severance payments described in Section 2(a) above.

(d) You shall have twelve (12) months from the Separation Date to exercise any stock options that are exercisable as of your Separation Date. For the avoidance of doubt, such stock options are listed on Exhibit A hereto.

You acknowledge and agree that the Severance Pay and Benefits provided in this Agreement are not otherwise due or owing to you under any Company employment agreement (oral or written) or Company policy or practice, and that this Severance Pay to be provided to you is not intended to, and shall not constitute, a severance plan, and shall confer no benefit on anyone other than the parties hereto. You further acknowledge that except for the specific financial consideration set forth in this Agreement, you are not and shall not in the future be entitled to any other compensation including, without limitation, wages, bonuses, vacation pay, holiday pay or any other form of compensation or benefit.

Notwithstanding any other provision of this Agreement, the Company, its officers, directors, employees or agents make no guarantee of any tax consequences with respect to the payments or compensation set forth herein, including, without limitation, Section 409A of the Internal Revenue Code of 1986, as amended.

3. Unemployment Benefits. The Company agrees that it will not contest any claim for unemployment benefits by you with the Massachusetts Department of Employment and Training. The Company, of course, shall not be required to falsify any information.

4. Cooperation. You agree that both during and after your employment, you shall cooperate fully with the Company (not to exceed four (4) hours per month unless you otherwise agree) in answering questions and providing information as requested, in connection with any matter or event relating to your employment. The aforesaid obligation shall expire six (6) months following the Separation Date. In addition, you agree, upon reasonable notice, to: prepare for, attend and participate in any proceeding or threatened proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting the Company. You further agree that should you be contacted (directly or indirectly) by any person or entity (for example, by any party representing an individual or entity) adverse to the Company, you shall promptly notify me, Stephen Andre or our successors. You shall be reimbursed for any reasonable costs and expenses incurred in connection with providing such cooperation under this section.

5. Additional Covenants by You. You expressly acknowledge and agree to the following:

(a) that you have returned to the Company, and have not retained, all Company files and documents (and any copies thereof in any form or media) and property, including without limitation, any cell phone, computer (the Company, however, has agreed that you may retain and use your Company-owned laptop and blackberry, excluding any Company information thereon, for a period of two weeks from the Company’s announcement of your separation and you have agreed that you shall not remove from such devices or alter any Company-related information thereon), keys, key cards and vehicles, and that you shall abide by any and all contractual, common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information;

(b) that all information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law);

(c) that you will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (and its officers, directors and managers) including, but not limited to, any statements that disparage any such person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that you will not engage in any conduct which is intended to harm professionally or personally the reputation of the Company (and its officers, directors and managers), except that nothing in this subsection shall be construed to impair or preclude your provision of truthful information in connection with your cooperation obligations described in section 4 of this Agreement;

(d) that the breach of any of the foregoing covenants by you shall constitute a material breach of this Agreement and shall relieve the Company of any further obligations hereunder and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover any Severance

Pay and the cost of Benefits already paid to or for you pursuant to Section 2 of this Agreement.

6. Company Nondisparagement Obligation. The Company agrees that its officers, directors and vice presidents will not make any statements that are professionally or personally disparaging about, or adverse to, your interests of you, including, but not limited to, any statements that disparage you professionally or personally; provided, however, that nothing herein shall apply to any action or proceeding to enforce the provisions of this Agreement or to any communication required or privileged by law.

7. Press Release. The Company shall issue a press release concerning your termination in the form attached as Exhibit B hereto. All responses to inquiries to the Company concerning your departure will be consistent with the substance of Exhibit B.

8. Release of Claims. You hereby agree and acknowledge that by signing this Agreement and accepting the Severance Pay and Benefits to be provided to you, and other good and valuable consideration provided for in this Agreement, you, except as expressly provided below, are waiving and releasing your right to assert any form of legal claim against the Company1/ whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Effective Date. Your waiver and release herein, except as expressly provided below, is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Effective Date.

Without limiting the foregoing general waiver and release, you, except as expressly provided below, specifically waive and release the Company from any Claim arising from or related to your employment relationship with the Company or the termination thereof, including, without limitation:

1/

For the purposes of this section, the parties agree that the term “Company” shall include Panacos Pharmaceuticals, Inc., its divisions, affiliates, parents and subsidiaries, and its and their respective officers, directors, shareholders, owners, employees, attorneys, agents and assigns.

•

Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Effective Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar or other state statute.

•

Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Effective Date) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and any similar or other state statute.

•

Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

•	Any other Claim arising under local, state or federal law.

You explicitly acknowledge that because you are over forty (40) years of age, you have specific rights under the Older Workers Benefits Protection Act (“OWBPA”), which prohibits discrimination on the basis of age, and that the releases set forth in this section are intended to release any right that you may have to file a claim against the Company alleging discrimination on the basis of age.

Notwithstanding the foregoing, this section does not:

•

release the Company from any obligation expressly set forth in this Agreement or from any obligation, including without limitation obligations under the Workers Compensation laws, which as a matter of law cannot be released;

•	release the Company from any obligation, contractual or otherwise, to indemnify you in connection with your capacity as officer and employee of the Company;

•	prohibit you from filing a charge with the Equal Employment Opportunity Commission (“EEOC”);

•	prohibit you from participating in an investigation or proceeding by the EEOC or any comparable state or local agency; or

•

prohibit you from challenging or seeking a determination in good faith of the validity of this release or waiver under the Age Discrimination in Employment Act and does not impose any condition precedent, penalty, or costs for doing so unless specifically authorized by federal law.

Your waiver and release, however, are intended to be a complete bar to any recovery or personal benefit by or to you with respect to any claim whatsoever, including those raised through a charge with the EEOC, except those which, as a matter of law, cannot be released. In the event that you successfully challenge the validity of the release with respect to the Age Discrimination in Employment Act, the Company or any affected party sought to be released hereunder may seek recovery from you of all amounts paid and the cost of any benefits provided pursuant to this Agreement. Nothing in this Agreement, however, shall limit the right of the Company or any affected party sought to be released hereunder to seek immediate dismissal of a charge on the basis that your signing of this Agreement constitutes a full release of any rights you might otherwise have to pursue the charge.

You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Severance Pay being provided to you under the terms of this Agreement.

It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Consistent with the provisions of OWBPA, the Company is providing you with twenty-one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to Stephen Andre, Panacos Pharmaceuticals, Inc., 134 Coolidge Avenue, Watertown, MA 02472. In addition, you may rescind your assent to this Agreement within seven (7) days after you sign it. To do so, you must deliver a notice of rescission to Stephen Andre. To be effective, such rescission must be hand delivered or postmarked within the seven (7) day period and sent by certified mail, return receipt requested, to Stephen Andre, Panacos Pharmaceuticals, Inc., 134 Coolidge Avenue, Watertown, MA 02472.

9. Waiver of Employment. You hereby waive and release forever any right or rights you may have to employment with the Company and any affiliate thereof at any time in the future and agree not to seek or make application for employment with the Company or any affiliate thereof.

10. Entire Agreement/Modification/Waiver/Choice of Law/Enforceability/Jury Waiver. You acknowledge and agree that, with the exception of the Employee Incentive, Non-Competition, Non-Disclosure and Non-Solicitation Agreement, dated as of November 17, 2005, the Indemnification Agreement entered into as of December 24, 2005, and the Incentive Stock Option Terms and Conditions governing the grants of the Stock Options listed on Exhibit A hereto, all of which are reaffirmed by you and the Company, this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company, including, without limitation, your employment agreement with V. I. Technologies, Inc., dated August 15, 2005, and sets forth the entire agreement between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or the Company’s right to seek enforcement of such provision in the future. This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts shall take effect as an instrument under seal within the Commonwealth of Massachusetts and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its formation or breach, shall be commenced in the Commonwealth of Massachusetts in a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in the Commonwealth of Massachusetts and that material witnesses and documents would be located in the Commonwealth of Massachusetts. Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

This Agreement may be signed on one or more copies, each of which when signed will be deemed to be an original, and all of which together will constitute one and the same Agreement.

If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to Stephen Andre at the Company within twenty-one (21) days.

Very truly yours, PANACOS PHARMACEUTICALS, INC.

By:	/s/ Alan Dunton
Alan Dunton Dated: September 21, 2007

Confirmed and Agreed:

/s/ Peyton Marshall
Peyton Marshall Dated: September 24, 2007

EXHIBIT A

Stock Options

Grant Date	Option Price	Vested Options
8/17/05	$6.45	283,849

7/27/06	$4.92	136,250

1/24/07	$4.03	18,228

6/12/07	$8.27	49,425

EXHIBIT B

Press Release

CONTACT:

Jill Smith

Director, Corporate Communications

240.449.1250

jsmith@panacos.com

Panacos Announces Management Changes

Watertown, MA (September 24, 2007) – Panacos Pharmaceuticals, Inc. (NASDAQ: PANC), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, today announced the resignation of Peyton J. Marshall as Executive Vice President and Chief Financial Officer to pursue other opportunities and outside personal interests. The Company has initiated a search for a new CFO. In the interim, Robert Pelletier, VP Finance will assume responsibilities as Acting Principal Accounting Officer as he has done in the past for Panacos and at other companies.

“I thank Peyton on behalf of the Panacos team for his significant contributions to the Company, especially for taking on the role of Acting CEO after the tragic passing of Skip Ackerman in June 2006 and wish him all the best in his future endeavors,” commented Dr. Alan W. Dunton, Panacos’ President and CEO. “We continue to move forward with the development of bevirimat for HIV. We have promising data from the first two cohorts of HIV treatment resistant patients in the 2b dose-finding trial of this novel HIV maturation inhibitor., We expect to have data from the 300 mg cohort early in the fourth quarter and also now have two new liquid formulations suitable for long term dosing.”

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. HIV infects approximately 1.7 million people in North America and Western Europe and approximately 40 million people worldwide. Approximately 650,000 patients are treated annually for HIV in the United States and Western Europe. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion.

Panacos’ lead candidate, bevirimat (PA-457), is the first in a new class of oral HIV therapeutics under development called maturation inhibitors, discovered by Panacos scientists and their academic collaborators. Based on its novel mechanism of action, bevirimat is designed to have potent activity against a broad range of HIV strains, including those that are resistant to existing classes of drugs. The Company has completed seven clinical studies of bevirimat in over 300 subjects, showing significant reductions in viral load in HIV-infected subjects and a promising safety profile, and is currently in Phase 2b clinical trials. The Company also has a second-generation program in HIV maturation inhibition in clinical testing and a research program to develop oral HIV fusion inhibitors.

Except for the historical information contained herein, statements made herein, including those relating to bevirimat’s clinical development, the potential results of treatment with bevirimat and future clinical trials and clinical practice are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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